Exhibit 14.1

UNIQURE N.V.

Code Of Conduct

(Amended as of February 27, 2024)

1.	Introduction

The Board of Directors (the “Board”) of uniQure N.V. and its subsidiaries (collectively, the “Company”) has adopted this code of conduct (as amended or modified from time to time by the Board, this “Code”), which sets forth legal and ethical standards of conduct for employees, directors and senior managers (“officers”) of the Company. While this Code is specifically written for employees, directors and officers, we expect contractors, consultants and others temporarily assigned to perform work or services for the Company to follow this Code (each, “you” or the “Covered Person,” and collectively, the “Covered Persons”).

This Code is intended to: (i) promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; (ii) promote the full, fair and accurate disclosure of information in reports, documents and other filings made by the Company to the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company; (iii) deter wrongdoing; and (iv) promote the conduct of all Company business in accordance with high standards of integrity and in compliance with all applicable laws and regulations.

Except as otherwise required by applicable local law, this Code applies to uniQure N.V. and all of its direct and indirect subsidiaries and other business entities controlled by the Company worldwide. If you have any questions regarding this Code or its application to you in any situation, you should contact your supervisor or the Company’s Chief Legal Officer.

2.	Compliance with Laws, Rules and Regulations

The Company requires that all employees, directors and officers comply with all laws, rules and regulations applicable to the Company wherever it does business.  You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when you are uncertain about them. While it is the Company’s desire to address matters internally, nothing in this Code prohibits you from reporting any illegal activity to the appropriate regulatory authority.

If you become aware of any of the following by the Company, whether by its employees, directors, officers or any third-party doing business on behalf of the Company, it is your responsibility to promptly report the matter following the reporting procedures set forth in Section 15 (Reporting, Enforcement and Compliance Procedures) below:

(i)suspected violation or alleged violation of any applicable law, rule or regulation arising in the conduct of the Company’s business or occurring on the Company’s property;

(ii)suspected violation or alleged violation of this Code or any other Company policies or procedures published on its corporate website; or

(iii)questionable accounting, violations of internal accounting controls, or any auditing or financial matters, or the reporting of fraudulent information.

See Section 15 (Reporting, Enforcement and Compliance Procedures) below for more information on reporting any of the above.

The Company has a strict non-retaliation policy. Covered Persons shall not discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against an employee because he or she reports any such violation.  If the report was made with knowledge that it was false, the Company may take appropriate disciplinary action up to and including termination. This Code should not be construed to prohibit any Covered Person from testifying, participating or otherwise assisting in any administrative, judicial or legislative proceeding or investigation.

3.	Compliance with Company Policies

All Covered Persons are expected to comply with all Company policies and rules as in effect from time to time. You are expected to familiarize yourself with such policies.

4.	Conflicts of Interest

All Covered Persons must act in the best interests of the Company.  You must refrain from engaging in any activity or having a personal interest that presents a “conflict of interest” and should seek to avoid even the appearance of a conflict of interest.  A conflict of interest occurs when a Covered Person’s personal interest interferes with the interests of the Company.  A conflict of interest can arise whenever you may take action or have an interest that prevents you from performing your Company duties and responsibilities honestly, objectively and effectively.

All Covered Persons must comply with the detailed requirements set out in the Company’s Related Party Transactions Policy, as amended from time to time, which is available on the Company’s intranet.  It is your responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict-of-interest pursuant Section 15 (Reporting, Enforcement and Compliance Procedures) below.

5.	Insider Trading

Covered Persons who have material non-public information about the Company or other companies, including our collaborators, licensors, licensees, business partners, suppliers and customers, as a result of their relationship with the Company are prohibited by law and Company policy from trading in securities of the Company or such other companies, as well as from communicating such information to others who might trade on the basis of that information.  To help ensure that you do not engage in prohibited insider trading and avoid even the appearance of an improper transaction, the Company has adopted an Insider Trading Policy, as amended from time to time, which is available on the Company’s intranet.

If you are uncertain about the constraints on your purchase or sale of any Company securities or the securities of any other company that you are familiar with by virtue of your relationship with the Company, you should consult the Company’s Insider Trading Policy or the Company’s Chief Legal Officer before making any such purchase or sale.

6.	Confidentiality

All Covered Persons must maintain the confidentiality of confidential information entrusted to them by the Company or other companies, including our collaborators, licensors, licensees, business partners, suppliers and customers, except when disclosure is authorized by a supervisor or legally permitted in connection with reporting illegal activity to the appropriate regulatory authority.  Unauthorized disclosure of any confidential information is prohibited.  Additionally, Covered Persons should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is not communicated within the Company except to employees who have a need to know such information to perform their responsibilities for the Company.

Third parties may ask you for information concerning the Company.  Subject to the exceptions noted in the preceding paragraph, Covered Persons (other than the Company’s authorized spokespersons) must not discuss internal Company matters with, or disseminate internal Company information to, anyone outside the Company, except as required in the performance of their Company duties and, if appropriate, after a confidentiality agreement is in place.  This prohibition applies particularly to inquiries concerning the Company from the media, market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers) and security holders.  All responses to inquiries on behalf of the Company must be made only by the Company’s authorized spokespersons.  If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to your supervisor or one of the Company’s authorized spokespersons.  The Company’s policies with respect to public disclosure of internal matters are described more fully in the Company’s Disclosure Policy, which is available on the Company’s intranet.

You also must abide by any lawful obligations that you have to your former employer.  These obligations may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at the Company and any applicable non-competition or non-solicitation obligations.

7.	Honest and Ethical Conduct and Fair Dealing

All Covered Persons should endeavor to deal honestly, ethically and fairly with each other and the Company’s collaborators, licensors, licensees, business partners, suppliers, customers, and competitors.  Statements regarding the Company’s therapies and services must not be untrue, misleading, deceptive or fraudulent.  You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

8.	Protection and Proper Use of Corporate Assets

All Covered Persons should seek to protect the Company’s assets, including proprietary information.  Theft, carelessness and waste have a direct impact on the Company’s financial performance.  You must use the Company’s assets and services solely for legitimate business purposes of the Company and not for any personal benefit or the personal benefit of anyone else.

Covered Persons must advance the Company’s legitimate interests when the opportunity to do so arises.  You must not take for yourself personal opportunities that are discovered through your position with the Company or the use of property or information of the Company.

9.	Gifts and Gratuities

The use of Company funds or assets for gifts, gratuities or other favors to government officials is prohibited, except to the extent such gifts, gratuities or other favors are in compliance with applicable law, insignificant in amount and not given in consideration or expectation of any action by the recipient.  The use of Company funds or assets for gifts to any customer, supplier, or other person doing or seeking to do business with the Company is prohibited, except to the extent such gifts are in compliance with the policies of both the Company and the recipient and are in compliance with applicable law.

Covered Persons must not accept or permit any member of his or her immediate family to accept, any gifts, gratuities or other favors from any person doing or seeking to do business with the Company, other than items of insignificant value.  Any gifts that are not of insignificant value should be returned immediately and reported to your supervisor.  If immediate return is not practical, they should be given to the Company for charitable disposition or such other disposition as the Company, in its sole discretion, believes appropriate.

Common sense and moderation should prevail in business entertainment engaged in on behalf of the Company.  Covered Persons should provide, or accept, business entertainment to or from anyone doing business with the Company only if the entertainment is infrequent, modest, intended to serve legitimate business goals and in compliance with applicable law.

10.	Bribes and Kickbacks

Bribes and kickbacks are criminal acts, strictly prohibited by law.  You must not offer, give, solicit or receive any form of bribe or kickback anywhere in the world.  The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments, departments, agencies or state-controlled entities, foreign political parties or foreign political candidates in order to obtain or retain business.

11.	Accuracy of Books and Records and Public Reports

All Covered Persons must honestly and accurately report all business transactions.  You are responsible for the accuracy of your records and reports. Accurate information is essential to the Company’s ability to meet its legal and regulatory obligations.

All Company books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record.  The financial statements of the Company shall conform to applicable generally accepted accounting principles and the Company’s accounting policies.  No undisclosed or unrecorded account or fund shall be established for any purpose.  No false or misleading entries shall be made in the Company’s books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation.

It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and in other public communications.

12.	Concerns Regarding Accounting or Auditing Matters

Employees with concerns regarding questionable accounting or auditing matters or complaints regarding accounting, internal accounting controls or auditing matters may confidentially, and anonymously if they wish, submit such concerns or complaints following the reporting procedures described in Section 15 (Reporting, Enforcement and Compliance Procedures) below.

All such concerns and complaints will be forwarded to the Audit Committee of the Board of Directors (the “Audit Committee”) unless they are determined to be without merit by the Chief Legal Officer; provided, however, that if such concerns and complaints include any allegations of fraud or violation of law or regulation, such concerns and complaints shall be forwarded to the Audit Committee regardless of merit. In any event, a record of all complaints or concerns received regarding accounting or auditing matters will be provided to the Audit Committee each fiscal quarter, or timelier, if in the opinion of the Chief Legal Officer, the complaint warrants more immediate action.

The Audit Committee will evaluate the merits of any concerns or complaints received by it and authorize such follow-up actions, if any, as it deems necessary or appropriate to address the substance of the concern or complaint, including providing disclosure to the Company’s independent auditor.

The Company will not discipline, discriminate against or retaliate against any employee who reports a complaint or concern, unless it is determined that the report was made with knowledge that it was false.

13.	Dealings with Independent Auditors

No Covered Person shall, directly or indirectly, make or cause to be made a materially false or misleading statement to an accountant in connection with (or omit to state, or cause another person to omit to state, any material fact necessary in order to make statements made, in light of the circumstances under which such statements were made, not misleading to, an accountant in connection with) any audit, review or examination of the Company’s financial statements or the preparation or filing of any document or report with the SEC. No Covered Person shall, directly or indirectly, take any action to coerce, manipulate, mislead or fraudulently influence any independent public or certified public accountant engaged in the performance of an audit or review of the Company’s financial statements.

14.	Waivers of this Code of Business Conduct and Ethics

While some of the policies contained in this Code must be strictly adhered to and no exceptions can be allowed, in other cases exceptions may be appropriate.  Any Covered Person who believes that a waiver of any of these policies is appropriate in his or her case should first contact his or her supervisor.  If the supervisor agrees that a waiver is appropriate, the approval of the Chief Legal Officer must be obtained.  The Chief Legal Officer shall be responsible for maintaining a record of all requests by employees or officers for waivers of any of these policies and the disposition of such requests.

Any officer or director who seeks a waiver of any of these policies should contact the Chief Legal Officer.  Any waiver of this Code for officers or directors or any change to this Code that applies to officers or directors may be made only by the Board or a committee delegated by the Board. All waivers will be disclosed as required by law or the rules of the Nasdaq Stock Market.

15.	Reporting, Enforcement and Compliance Procedures

Reporting.All Covered Persons have the responsibility to ask questions, seek guidance, report suspected violations and express concerns regarding compliance with this Code to his or her supervisor or to the Chief Legal Officer, as described below, or such other compliance officer as shall be designated from time to time by the Board.  Any Covered Person who knows or believes that any other representative of the Company has engaged or is engaging in Company-related conduct that violates applicable law or this Code should report such information to his or her supervisor or to the Chief Legal Officer.  You may report such conduct openly or anonymously without fear of retaliation.  The Company will not discipline, discriminate against or retaliate against any employee who reports such conduct, unless it is determined that the report was made with knowledge that it was false, or who cooperates in any investigation or inquiry regarding such conduct.  Any supervisor who receives a report of a violation of this Code must immediately inform the Chief Legal Officer.

You may report violations of this Code, on a confidential or anonymous basis, by:

(i)contacting the Chief Legal Officer, Jeannette Potts at j.potts@uniqure.com;

(ii)contacting the Chairperson of the Audit Committee, at auditcommitteechair@uniqure.com; or

(iii)calling either the U.S. or Netherlands toll-free hotline:  US: (844) 548 9460, or the Netherlands: 08000 200 784.

While we prefer that you identify yourself when reporting violations so that we may follow up with you, as necessary, for additional information, you may remain anonymous if you wish.

Enforcement and Compliance Procedures. If the Chief Legal Officer or Chairperson of the Audit Committee receives information regarding an alleged violation of this Code, he or she shall, as appropriate, take the following steps:

(i)evaluate such information and acknowledge receipt of the report to the sender within a reasonable period of time, and document such complaint;

(ii)determine whether the allegation is with merit, and, if so, whether it is necessary or appropriate to conduct an informal inquiry or a formal investigation;

(iii)if the alleged violation is determined to be with merit and involves (x) an officer or director of the Company, inform the Chief Executive Officer and the Board of the alleged violation (unless such allegation involves the Chief Executive Officer, in which case only the Board shall be informed), or (y) accounting or audit matters (as further set forth in Section 12 above), inform the Audit Committee;

(iv)if the alleged violation is determined to be without merit and involves allegations of fraud or violation of law or regulation, inform the Audit Committee; and

(v)to the extent it is determined that an investigation is necessary or appropriate, report the results of any such inquiry or investigation, together with a recommendation as to disposition of the matter, to the Chief Executive Officer for action, or if the alleged violation involves the Chief Executive Officer, a director or allegation of fraud, report the results of any such inquiry or investigation to the Board or a committee thereof.

The Chief Legal Officer, Chairperson of the Audit Committee or other authorized committee or officer shall determine whether violations of this Code have occurred and, if so, shall determine the disciplinary measures to be taken against the individual who has violated this Code.  The determination of whether a violation of this Code has occurred and the resulting disciplinary measures shall be made by the Chief Executive Officer and the Chairperson of the Audit Committee if the alleged violation involves an officer, and the Board if the alleged violation involves a director.

All Covered Persons are expected to cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Code.  Failure to cooperate with any such inquiry or investigation may result in disciplinary action, up to and including discharge. Failure to comply with the standards outlined in this Code will result in disciplinary action including, but not limited to, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, discharge and restitution.

Certain violations of this Code may require the Company to refer the matter to the appropriate governmental or regulatory authorities for investigation or prosecution.  Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including discharge.

16.	Dissemination, Amendment and Administration

This Code shall be distributed to each new employee, director and officer of the Company upon commencement of his or her employment or other relationship with the Company and shall also be distributed annually to each employee, director and officer of the Company. The most current version of this Code can be found on the Company’s intranet.

The Company reserves the right to amend, alter or terminate this Code at any time for any reason. Any revisions to this Code regarding Section 12 shall be approved by the Audit Committee in accordance with Exchange Act Rule 10A-3(b)(3).

Subject to the policies and procedures set forth herein, the Chief Legal Officer is responsible for the administration of this Code.